                                                                   Exhibit 10.21

                                MERGER AGREEMENT

                                      AMONG

                                KAREN C. DORSETT,
                               PRESTON H. DORSETT,
                                 RONALD W. KIM,
                               ROBERT F. NAEGELE,
                              VIRAL ANTIGENS, INC.,
                           MERIDIAN DIAGNOSTICS, INC.

                                       AND

                          MERIDIAN ACQUISITION COMPANY

                         DATED AS OF SEPTEMBER 13, 2000





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
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                                TABLE OF CONTENTS
                                -----------------

                                                                               Page
                                                                               ----

1. Definitions...................................................................1
2. Basic Transaction.............................................................3
         2.1 The Merger..........................................................3
         2.2 The Closing.........................................................4
         2.3 Actions at the Closing..............................................4
         2.4 Effect of Merger ...................................................4
         2.5 Procedure for Payment...............................................5
3. Representations and Warranties of Viral and the Viral Stockholders............5
         3.1 Organization, Qualification, and Corporate Power....................5
         3.2 Capitalization......................................................6
         3.3 Authorization of Transaction........................................6
         3.4 Noncontravention....................................................7
         3.5 Financial Statements................................................7
         3.6 Events After October 31, 1999.......................................7
         3.7 Undisclosed Liabilities.............................................8
         3.8 Brokers' Fees.......................................................8
         3.9 Insurance...........................................................9
         3.10 Litigation.........................................................9
         3.11 Product Warranty..................................................10
         3.12 Product Liability.................................................10
         3.13 Employees.........................................................10
         3.14 Employee Benefits ................................................10
         3.15 Guaranties........................................................12
         3.16 Environment, Health and Safety....................................13
         3.17 Intellectual Property.............................................15
         3.18 Products, Inventories and Operations..............................17
         3.19 Formulae, Etc., for Products......................................18
         3.20 Expiration Dates..................................................19
         3.21 Subsidiaries and Other Capital Stock..............................19
         3.22 Real Property.....................................................19
         3.23 Equipment.........................................................20
         3.24 Contracts and Agreements..........................................20
         3.25 Accounts Receivable...............................................21
         3.26 Licenses and Permits..............................................21
         3.27 Taxes and Tax Returns.............................................21
         3.28 Transactions With Affiliates......................................22
         3.29 Compliance with Applicable Law....................................22
         3.30 General Disclosure Matters........................................22
4. Representations and Warranties of Meridian and the Transitory Subsidiary.....23
         4.1 Organization.......................................................23
         4.2 Authorization of Transaction.......................................23



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

         4.3 Noncontravention...................................................24
         4.4 Brokers' Fees......................................................24
         4.5 Litigation.........................................................24
         4.6 Available Funds....................................................24
5. Representations and Warranties of the Viral Stockholders.....................24
         5.1 Authorization of Transaction.......................................25
         5.2 Brokers' Fees......................................................25
         5.3 Transactions with Viral............................................25
6. Covenants....................................................................25
         6.1 General............................................................25
         6.2 Notices and Consents...............................................25
         6.3 Regulatory Matters and Approvals...................................26
         6.4 Operation of Business..............................................26
         6.5 Continuance of Operations..........................................27
         6.6 Due Diligence......................................................27
         6.7 Notice of Developments.............................................27
         6.8 Exclusivity........................................................27
         6.9 Closing Balance Sheet..............................................28
7. Indemnification; Transition..................................................28
         7.1 Indemnification for Shareholder Actions............................28
         7.2 Indemnification by the Viral Stockholders..........................30
         7.3 Guarantees by Meridian.............................................31
         7.4 Transition.........................................................31
         7.5 Confidentiality....................................................32
         7.6 Voting of Shares...................................................32
8. Conditions to Obligations to Close...........................................32
         8.1 Conditions to Each Party's Obligation to Effect the Merger.........32
         8.2 Conditions to Obligation of Meridian and the Transitory
             Subsidiary.........................................................33
         8.3 Conditions to Obligation of Viral and The Viral Stockholders.......34
9. Termination..................................................................35
         9.1 Termination of Agreement...........................................35
         9.2 Effect of Termination..............................................35
10. Miscellaneous...............................................................35
         10.1 Survival..........................................................35
         10.2 Press Releases and Public Announcements...........................36
         10.3 No Third Party Beneficiaries......................................36
         10.4 Entire Agreement..................................................36
         10.5 Successors and Assignment.........................................36
         10.6 Counterparts......................................................36
         10.7 Headings..........................................................37
         10.8 Notices...........................................................37
         10.9 Governing Law.....................................................37
         10.10 Amendments and Waivers...........................................38

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
         10.11 Severability.....................................................38
         10.12 Expenses.........................................................38
         10.13 Construction.....................................................38
         10.14 Incorporation of Exhibits and Schedules..........................38
         10.15 Specific Enforcement.............................................39
         10.16 Jurisdiction.....................................................39



LIST OF EXHIBITS
----------------

Exhibit A - Articles of Merger
Exhibit B - Earnout Agreement
Exhibit C - Legal Opinion of Counsel to Viral
Exhibit D - Legal Opinion of Counsel to Meridian

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT ("Agreement") is entered into as of September 13, 2000 among KAREN C. DORSETT, PRESTON H. DORSETT, RONALD W. KIM, ROBERT F. NAEGELE (Karen C. Dorsett, Preston H. Dorsett, Ronald W. Kim, and Robert F. Naegele collectively, the "Viral Stockholders"), VIRAL ANTIGENS, INC., a Tennessee corporation ("Viral"), MERIDIAN DIAGNOSTICS, INC., an Ohio corporation ("Meridian") and MERIDIAN ACQUISITION COMPANY, a Tennessee corporation wholly-owned by Meridian ("Transitory Subsidiary"). The Viral Stockholders, Viral, Meridian and Transitory Subsidiary are sometimes collectively referred to as the "Parties;" individually as a "Party."

                                R E C I T A L S:
                                 ---------------

         This Agreement contemplates a transaction in which Meridian will acquire Viral for cash through a merger of the Transitory Subsidiary into Viral.

         Now, therefore, in consideration of the premises and the mutual covenants and undertakings contained hereinafter, the Parties agree as follows.

         1. Definitions.

         Unless the context otherwise requires, capitalized terms used in this Agreement shall have the respective meanings ascribed to them in this sec. 1.

         "Actual Knowledge" or "to the Actual Knowledge of" means, in the case of Viral, the knowledge, after due inquiry, of any of Preston H. Dorsett, Karen
C. Dorsett, Ronald W. Kim, or Robert F. Naegele.

         "Actual Knowledge of Meridian" means, the knowledge, after due inquiry, of any of William J. Motto, John A. Kraeutler or Melissa Lueke.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Cash Consideration" has the meaning set forth in sec.  2.4.4.

         "Closing Date" has the meaning set forth in sec.  2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of Viral or its Subsidiaries that is not already available to the public or generally known in the businesses in which Viral and its Subsidiaries are engaged.

         "Controlled Group of Corporations" has the meaning set forth in sec. 1563 of the Code.


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                                      -2-


         "Disclosure Schedule" means the schedule that is referred to in sec. 3. Information set forth in any section of the Disclosure Schedule shall be deemed to qualify each section of this Agreement without the necessity of expressed reference to such section.

         "Earnout Agreement" has the meaning set forth in sec. 2.5.2.

         "Earnout Consideration" has the meaning set forth in sec. 2.4.4.

         "Effective Time" has the meaning set forth in sec. 2.4.1.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA sec. 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FDA" has the meaning set forth in sec. 3.18.1.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GMP Requirements" has the meaning set forth in sec. 3.18.1

         "Intellectual Property Assets" has the meaning set forth in sec. 3.17.

         "Meridian" has the meaning set forth in the preface.

         "Merger" has the meaning set forth in sec. 2.1.

         "1999 Financial Statements" has the meaning set forth in sec. 3.5.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).



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                                      -3-


         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

         "Products" means all of the products manufactured or produced by Viral, including, without limitation, the products identified in the Disclosure Schedule.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, excepting only (a) mechanic's, materialman's and similar liens relating to obligations that are not yet due or payable, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other voting equity securities or has the power to vote or direct the voting of securities entitled to vote generally in the election of directors (or other governing body members) sufficient to elect a majority of the directors (or other governing body members).

         "Third Party Offer" has the meaning set forth in sec. 6.8.

         "Transitory Subsidiary" has the meaning set forth in the preface.

         "2000 Interim Financial Statements" has the meaning set forth in sec. 3.5.

         "USDA" has the meaning set forth in sec. 3.18.1.

         "Viral" has the meaning set forth in the preface and includes its Subsidiaries unless the context requires otherwise.

         "Viral Material Adverse Effect" has the meaning set forth in sec. 3.1.

         "Viral Material Adverse Change" has the meaning set forth in sec.
3.6.1.

         "Viral Share" means a share of the Class A Common Stock, no par value per share, of Viral.

         "Viral Stockholders" mean Ronald W. Kim, Karen C. Dorsett, Preston H. Dorsett and Robert F. Naegele.

         2. Basic Transaction.

         2.1 The Merger.

         Subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge into Viral at the Effective Time (the "Merger"). Viral shall be the corporation surviving the Merger.

         2.2 The Closing.

         The closing of the Merger shall take place at the offices of Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, commencing at 9:00 a.m. Eastern time on the second business day following the satisfaction or waiver of all conditions set forth in sec. 8 (other than conditions with respect to actions the respective Parties will take at the closing itself) or such other date and place as the Parties may mutually determine in writing, but in no event later than September 30, 2000 (the "Closing Date").

         2.3 Actions at the Closing.

         At the closing, Viral will deliver to Meridian and the Transitory Subsidiary the certificates, instruments and documents referred to in sec. 8.2. At the closing, Meridian and the Transitory Subsidiary will deliver to Viral the certificates, instruments and documents referred to in sec. 8.3. On the Closing Date, Viral and the Transitory Subsidiary will file with the Tennessee Secretary of State the Articles of Merger in the form attached hereto as EXHIBIT A, and Meridian will deliver the Merger consideration in the manner provided in this sec. 2.

         2.4 Effect of Merger.

               2.4.1 General. The Merger shall become effective at the time Viral and the Transitory Subsidiary file the properly executed and certified Articles of Merger with the Tennessee Secretary of State, or at such later time as the parties shall agree and specify in the Articles of Merger (the "Effective Time"). The Merger shall have the effects set forth in the Tennessee Business Corporation Act. From and after the Effective Time, Viral, as the surviving corporation in the Merger (in this capacity, the "Surviving Corporation"), shall possess all of the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all of the restrictions, disabilities and duties of each of Viral and the Transitory Subsidiary, as the constituent corporations in the Merger, all as set forth in the Tennessee Business Corporation Act.

               2.4.2 Viral Corporate Documents. The Charter and Bylaws of the Surviving Corporation, as set forth in the Articles of Merger, shall be the Charter and Bylaws of the Transitory Subsidiary as in effect immediately prior to the Effective Time.

               2.4.3 Directors and Officers. The directors of the Transitory Subsidiary immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time.

               2.4.4 Conversion of Viral Shares. At the Effective Time, by virtue of the Merger and without any further action by Viral, Meridian, the Transitory Subsidiary or the Viral Stockholders, each Viral Share then issued and outstanding shall be converted into the right to receive One Hundred One and 21/100 Dollars ($101.21) in cash without interest amounting to an aggregate cash purchase price of $9 million (the "Cash Consideration"), plus the contingent right to receive, over a period through September 30, 2006, aggregate additional consideration of up to Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000) (the "Earnout Consideration"), payable in accordance with the terms of sec. 2.5.2. At the Effective Time, by virtue of the Merger and without any further action by Viral, Meridian, the Transitory Subsidiary or the Viral Stockholders, each Viral Share held in Viral's treasury or beneficially owned by Meridian shall be canceled. After the Effective Time, no Viral Share shall be deemed to be outstanding or to have any rights other than those set forth in this Section.

               2.4.5 Viral Stockholder Payment. At or prior to the Effective Time, the Viral Stockholders will provide checks or immediately available funds payable to Viral in the amount(s) set forth on
          Schedule 3.28 in order to provide full payment for all outstanding note obligations that Viral Stockholders owe to Viral.

               2.4.6 Conversion of Capital Stock of the Transitory Subsidiary. At the Effective Time, by virtue of the Merger and without any further action by Viral, Meridian, the Transitory Subsidiary or by the holders of the Common Stock of the Transitory Subsidiary, each share of Common Stock of the Transitory Subsidiary shall be converted into one share of Common Stock of the Surviving Corporation.

          2.5 Procedure for Payment.

               2.5.1 Immediately after the Effective Time, Meridian will pay the cash portion of the Merger consideration in immediately available funds to the Viral Stockholders in the denominations set forth on
          Schedule 2.5.

               2.5.2 The Earnout Consideration, if any, shall be earned by and paid to the Viral Stockholders in accordance with the terms of the earnout agreement attached hereto as EXHIBIT B (the "Earnout Agreement").

          3. Representations and Warranties of Viral and the Viral Stockholders.

         Each of Viral and the Viral Stockholders, jointly and severally, represents and warrants to Meridian and the Transitory Subsidiary that the statements contained in this sec. 3 and the accompanying Disclosure Schedule are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section.

          3.1 Organization, Qualification, and Corporate Power.

         Viral and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Viral and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the business, assets, liabilities, financial condition, operations, results of operations or prospects of Viral and its Subsidiaries, taken as a whole ("Viral Material Adverse Effect"), or on the ability of the parties to consummate the transactions contemplated by this Agreement. Viral and each of its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The minute books containing records of meetings of Viral Stockholders, Viral directors and committees of Viral directors, Viral stock certificate books and stock records are each correct and complete. Neither Viral nor any of its Subsidiaries is in default under or in violation of any provision of its Charter or Bylaws.

         3.2 Capitalization.

         The entire authorized capital stock of Viral consists of 100,000 Viral Shares, no par value per share, which includes 90,000 shares of Class A Common Stock, no par value per share, and 10,000 shares of Class B Common Stock, no par value per share. As of the date hereof, 88,920 Viral Shares are issued and outstanding and are held of record and beneficially by the Viral Stockholders in the quantities set forth on sec. 3.2 of the Disclosure Schedule. As of the date hereof, 1080 shares of Class A Common Stock of Viral are held in treasury. As of the date hereof, no shares of Class B Common Stock and no shares of Viral Preferred Stock are outstanding. All of the issued and outstanding Viral Shares have been duly authorized and are validly issued, fully paid and non-assessable. Each issued and outstanding Viral Share was issued in compliance with all federal and applicable state securities laws and regulations. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Viral or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no stock appreciation, phantom stock, profit participation, or similar plans or rights outstanding or authorized with respect to Viral or any of its Subsidiaries.

         3.3 Authorization of Transaction.

         The Board of Directors of Viral has duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interests of, the Viral Stockholders and recommending that the Viral Stockholders approve and adopt this Agreement and the Merger. The Viral Stockholders also have approved and adopted this Agreement and the Merger. Viral has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by Viral of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Viral and no other corporate proceedings on the part of Viral are necessary to authorize this

Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Viral and, assuming this Agreement constitutes a valid and binding obligation of Meridian and the Transitory Subsidiary, constitutes a valid and binding obligation of Viral enforceable against Viral in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         3.4 Noncontravention.

         Except as set forth in the Disclosure Schedule and, except for the filing of Articles of Merger with the Tennessee Secretary of State, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Viral or its Subsidiaries is subject or any provision of the Charter or Bylaws of any of Viral and its Subsidiaries or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Viral and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any Security Interest upon any of its assets, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Viral Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         3.5 Financial Statements.

         Viral has delivered to Meridian and the Transitory Subsidiary audited consolidated financial statements (including the related notes and any schedules) for Viral as of October 31, 1999 (the "1999 Financial Statements") and unaudited interim consolidated financial statements as of July 31, 2000 (the "2000 Interim Financial Statements"). The 1999 Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of Viral and its Subsidiaries as of the indicated dates and the results of operations and cash flows of Viral and its Subsidiaries for the indicated periods. The 2000 Interim Financial Statements have been prepared on a basis consistent with the 1999 Financial Statements, and present fairly the financial condition of Viral and its Subsidiaries as of the indicated dates and the results of operations and cash flows of Viral and its Subsidiaries for the indicated periods.

         3.6 Events After October 31, 1999.

               3.6.1 Except as disclosed in the Disclosure Schedule, since October 31, 1999 there has not occurred any material adverse change in the business, assets, liabilities, financial condition, operations, results of operations or prospects of Viral and its

          Subsidiaries, taken as a whole ("Viral Material Adverse Change") or any event or condition that, with the passage of time, is likely to result in a Viral Material Adverse Change.

               3.6.2 Except as set forth in the Disclosure Schedule, since October 31, 1999 neither Viral nor any of its Subsidiaries:

                    3.6.2.1 has transferred or encumbered assets or entered into any agreement outside the Ordinary Course of Business or granted any license or sublicense of any rights with respect to any Intellectual Property Assets; or

                    3.6.2.2 granted any Security Interest or made any loan or
               entered into any other transaction with any directors, officers or employees outside the Ordinary Course of Business; or

                    3.6.2.3 entered into any employment agreement or modified
               the terms of any existing employment agreement; or

                    3.6.2.4 other than in the Ordinary Course of Business,
               granted any increase in base compensation to any director, officer or employee; or

                    3.6.2.5 adopted, amended or modified any Employee Benefit
               Plan; or

                    3.6.2.6 made any capital expenditures or committed to make such expenditures in excess of $25,000, individually or in the aggregate; or

                    3.6.2.7 reduced or limited the insurance coverages
               maintained on its behalf or the manner in which it uses, operates or maintains its property; or

                    3.6.2.8 made any investments or contributions to any other
               Person in excess of $25,000, individually or in the aggregate.

         3.7 Undisclosed Liabilities.

         Except as set forth in the Disclosure Schedule or on the face of the 1999 Financial Statements, none of Viral and its Subsidiaries has any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any material liability for taxes.

         3.8 Brokers' Fees.

         Except as set forth in the Disclosure Schedule, none of Viral and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The parties hereto acknowledge that Viral shall pay the broker fees set forth in the Disclosure Schedule out of Viral's available cash prior to the Effective Time.

         3.9 Insurance.

         The Disclosure Schedule sets forth the following information with respect to each insurance policy, including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements, to which any of Viral and its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage:

                  3.9.1 the name, address and telephone number of the agent;

                  3.9.2 the name of the insurer, the name of the policyholder and the name of each covered insured;

                  3.9.3 the policy number and the period of coverage;

                  3.9.4 the scope, including an indication of whether the coverage was on a claims made, occurrence or other basis, and amount, including a description of how deductibles and ceilings are calculated and operate, of coverage; and

                  3.9.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to Viral's and Viral Stockholders' Actual Knowledge: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Merger; (c) none of Viral and its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (d) no party to the policy has repudiated any provision thereof. Each of Viral and its Subsidiaries has been covered since January 1, 1995 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Disclosure Schedule describes any self-insurance arrangements affecting any of Viral and its Subsidiaries. The Disclosure Schedule also sets forth any arrangements for the cancellation and payments of cash values under any life insurance policies maintained by the Company for the Viral Stockholders or any other employees of Viral.

         3.10 Litigation.

         The Disclosure Schedule sets forth each instance in which any of Viral and its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling or charge or is a party or, to Viral's Actual Knowledge, is threatened in writing to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, an adverse determination of which could reasonably be expected to result in a Viral Material Adverse Change.

         3.11 Product Warranty.

         Except as set forth in the Disclosure Schedule which is accurate as of the date of this Agreement, to Viral's Actual Knowledge, each product manufactured, sold, leased or distributed by Viral or any of its Subsidiaries was or is in conformity in all material respects with all applicable contractual commitments and all expressed and implied warranties. Except as set forth in the Disclosure Schedule, none of Viral and its Subsidiaries has any material liabilities in excess of the liabilities set forth on the face of the 1999 Financial Statements for any guaranty, warranty or other indemnity arising from products manufactured, sold, leased or distributed by any of Viral and its Subsidiaries.

         3.12 Product Liability.

         Except as set forth in the Disclosure Schedule or on the face of the 1999 Financial Statements, to Viral's Actual Knowledge, none of Viral and its Subsidiaries has any material liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any of Viral and its Subsidiaries.

         3.13 Employees.

         Except as set forth in the Disclosure Schedule, to Viral's Actual Knowledge, no executive, key employee or group of employees has any plans to terminate employment with any of Viral and its Subsidiaries other than routine terminations which are not reasonably expected to result in a Viral Material Adverse Change. None of the employees of Viral or its Subsidiaries are subject to any collective bargaining agreement. Since January 1, 1995, none of Viral or its Subsidiaries have committed an unfair labor practice, as such term is defined in federal labor law, or experienced any strikes, charges of unfair labor practices or other collective bargaining disputes, except for any such practices, strikes, claims or disputes which are not reasonably expected to result in a Viral Material Adverse Change. Viral has no Actual Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Viral and its Subsidiaries.

         3.14 Employee Benefits .

                  3.14.1 The Disclosure Schedule lists each Employee Benefit Plan that any of Viral and its Subsidiaries maintains or to which any of Viral and its Subsidiaries contributes.

                           3.14.1.1 Each such Employee Benefit Plan (and each
                  related trust, insurance contract or fund) subject to ERISA complies in form and in operation in accordance with its terms and in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                           3.14.1.2 All required reports and descriptions,
                  including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions, have been filed or distributed appropriately with respect to each Employee Benefit Plan subject to Title I of ERISA. The requirements of
                  Part 6 of Subtitle B of Title 1 of ERISA and of Code sec. 4980B have materially been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           3.14.1.3 All contributions, including all employer
                  contributions and employee salary reduction contributions, which are due prior to the date of this Agreement have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions which are due for any period ending on or before the Closing Date will have been paid on or before the Closing Date to each such Employee Pension Benefit Plan or will have been accrued in accordance with the past custom and practice of Viral and its Subsidiaries. All premiums or other payments which are due for all periods ending on or before the Closing Date will have been paid on or before the Closing Date with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           3.14.1.4 Each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan covering employees in the United States which is intended to be a "qualified plan" under Code sec. 401(a) substantially meets the requirements of Code sec. 401(a) and has received a favorable determination letter form the Internal Revenue Service or has pending an application for a determination letter which was timely filed.

                           3.14.1.5 The market value of assets under each such
                  Employee Benefit Plan which is an Employee Pension Benefit Plan covering employees in the United States, other than any multiemployer plan, equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           3.14.1.6 Viral has delivered to Meridian correct and
                  complete copies of the plan documents (including amendments) and summary plan description, the most recent determination letter received from the Internal Revenue Service (for each Employee Pension Benefit Plan), the most recent Form 5500 Annual Report, if applicable, and all related trust agreements, insurance contracts and other funding agreements or other documents which implement each Employee Benefit Plan.

                           3.14.1.7 Viral and/or its Subsidiaries have the right
                  to amend or terminate, without the consent of any other person, any Employee Benefit Plan it maintains, except as proscribed by law.

                  3.14.2 With respect to each Employee Benefit Plan that any of Viral, its Subsidiaries and the Controlled Group of Corporations which includes Viral and its Subsidiaries maintains or ever has maintained, within the seven years ending on the Closing Date, or to which any of them contributes, contributed within the seven years ending on the Closing Date, or ever has been required to contribute, within the seven years ending on the Closing Date:

                           3.14.2.1 No such Employee Benefit Plan is an Employee
                  Pension Benefit Plan that is subject to Title IV of ERISA.

                           3.14.2.2 To Viral's Actual Knowledge, there have been
                  no prohibited transactions (as defined in ERISA sec. 406 and Code sec. 4975) with respect to any such Employee Benefit Plan subject to Title I of ERISA. No Fiduciary (as defined in ERISA sec. 3(21)) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation relating to any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Viral's Actual Knowledge, threatened. Viral has no Actual Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

                  3.14.3 None of Viral, its Subsidiaries and the other members of the Controlled Group of Corporations that includes Viral and its Subsidiaries contributes to, has, within the seven years ending on the Closing Date, contributed to, or been required to contribute to any multiemployer plan or has any liability, including withdrawal liability, under any multiemployer plan as defined in sec. 4001(a)(3) of ERISA.

                  3.14.4 None of Viral and its Subsidiaries contributes or is required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents, other than in accordance with Code sec. 4980B.

                  3.14.5 The consummation of the Merger and the performance of each of the respective obligations of Meridian and Viral hereunder do not cause or trigger the obligation to make any severance payment or other payments to any officer, director or employee of Viral.

         3.15 Guaranties.

         Except as set forth in the Disclosure Schedule, none of Viral and its Subsidiaries is a guarantor or otherwise is liable as a guarantor for any material liability or obligation, including indebtedness for borrowed money, of any other Person.

         3.16 Environment, Health and Safety.

                  3.16.1 Except as set forth in the Disclosure Schedule, to the Actual Knowledge of Viral, all real property formerly or presently owned, leased or controlled by Viral and the improvements thereon and the soil and groundwater thereunder ("Properties"): (a) do not contain and are not contaminated by any Hazardous Substance; (b) do not contain and have not previously contained underground storage tanks owned or operated by Viral; (c) have not been used by Viral for the generation, treatment, storage or disposal of any Hazardous Substance (other than routine storage, use and sale of Hazardous Substances from time to time in the Ordinary Course of Business and in compliance with Environmental, Health and Safety Laws), or for mining, landfilling, dumping, gasoline station, dry cleaning, or commercial petroleum product storage purposes; (d) during Viral's ownership or use of the Properties have not been the subject of any activities representing a violation or alleged violation of, and have not and are not currently under any pending or threatened investigation, pursuant to any Environmental, Health or Safety Laws, or under any obligation to report to or subject to any action by a governmental authority, pursuant to any Environmental, Health or Safety Laws, and have no liability or potential liability under and are in compliance with all Environmental, Health or Safety Laws; (e) during Viral's ownership or use of the Properties have not been subject to any release or threatened release of any Hazardous Substance caused by Viral or its Subsidiaries, agents, contractors or invitees; (f) during Viral's ownership or use of the Properties have not been the subject of any environmental audit, environmental assessment or similar environmental investigation, or any remedial action, or any lien or encumbrance for an environmental problem; and (g) do not contain asbestos, polychlorinated biphenyls
         (PCBs), or nuclear fuels or wastes.

                  3.16.2 Viral: (a) has no liability or potential liability under and, to its Actual Knowledge, has been in compliance in all material respects with all applicable Environmental, Health or Safety Laws; (b) has not caused or permitted the release, discharge or disposal of any Hazardous Substance into the environment except in compliance with applicable Environmental Health and Safety Laws; (c) has not received any notices, demand letters, or requests for information from any governmental entity or any third party that assert Viral may be in violation of, liable or potentially liable under, any Environmental, Health or Safety Laws; (d) is not subject to any notice, order or decree of any court, or governmental entity arising under any Environmental, Health or Safety Laws, except for such matters as do not, individually or in the aggregate, have a material adverse effect on Viral, its business, or its Properties; (e) has not transported or arranged for the transportation of any Hazardous Substances to any site listed on EPA's National Priorities List of Hazardous Substance Sites, CERCLIS or comparable state Hazardous Substance Site List; and (f) is not liable for any Hazardous Substance contamination at any other site or location under any Environmental, Health and Safety Laws. Schedule 3.16 contains the names and locations of all treatment sites, landfills, facilities, disposal sites and other similar sites known to Viral where Hazardous Substances generated, produced or related to Viral's or any Viral Subsidiary's business have been treated, placed or disposed. To its Actual Knowledge, Viral has timely and accurately filed every report or notification required to be filed, and has acquired, maintained and timely submitted renewal applications for all necessary certificates, approvals, or authorizations, and permits and has and is in compliance with such certificates, approvals, or authorizations and permits (all of which are listed in the Disclosure Schedule), and has generated and maintained all data, documentation and records required under all Environmental, Health or Safety Laws. All such certificates, permits, approvals or authorizations are valid, in full force and effect and are not subject to challenge, and all fees relating to same have been paid. Viral has not breached any provision of, nor is in default in any respect under the terms of, or has engaged in any activity which would cause any revocation or suspension of any such certificates, authorizations or permits. No action, proceeding, or investigation contemplating the suspension or revoking or suspending any such certificates, permits, authorizations, or permits is pending, threatened, or likely to be instituted, and Viral has no knowledge of any reason why any such certificate, appeal, authorization or permit would not be renewed. Copies of all documents received by Viral from, or submitted by Viral to, any governmental authority, court, or third party concerning any matters arising under any Environmental, Health and Safety Laws, and all reviews, audits, assessments, analyses or other documents pertaining to liability under or compliance with Environmental, Health and Safety Laws, have been furnished by Viral to Meridian.

                  3.16.3 Except as set forth in the Disclosure Schedule, there are not now pending or, to Viral's Actual Knowledge, threatened, and during the preceding five (5) years, there have not occurred any Occupational Safety and Health Act ("OSHA") inspections, complaints and/or citations relating to Viral's business operations or the places where it conducts its business operations. To Viral's Actual Knowledge, no modifications or changes in or to any of the Properties or the manner in which Viral or any Viral Subsidiary conducts its business are necessary to continue operations in accordance with applicable OSHA requirements.

                  3.16.4 Definitions.

                           3.16.4.1 "ENVIRONMENTAL, HEALTH AND SAFETY LAWS"
                  means all foreign, federal, state and local laws, statutes, codes, ordinances, regulations, rules, policies, consent decrees, judicial or administrative orders, permits, approvals, or other requirements relating to the protection of human health or the environment, all as amended or modified from time to time, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. sec. 9601, ET SEQ.), the Solid Waste Disposal Act, as amended (42 U.S.C. sec. 6901, ET SEQ.), the Hazardous Waste

                  Materials Transportation Act, as amended (49 U.S.C. sec. 1801, ET SEQ.), the Clean Air Act, as amended (42 U.S.C. sec. 7401, ET SEQ.), the Federal Water Pollution Control Act, as amended (33 U.S.C. sec. 1251, ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. sec. 2601, ET SEQ.), the Safe Drinking Water Act, as amended (42 U.S.C. sec. 300f, et seq.), the Atomic Energy Act, as amended (42 U.S.C. sec. 2014, ET SEQ.), the Federal Insecticide Fungicide and Rodenticide Act, as amended (7 U.S.C. sec. 136, ET SEQ.), the Oil Pollution Act of 1990, as amended (33 U.S.C. sec. 2701, ET SEQ.), the Emergency Planning and Community Right-to-Know Act of 1986, as amended (42 U.S.C. sec. 11001, ET SEQ.), the Occupational Safety and Health Act, as amended (29 U.S.C. sec. 651, ET SEQ.), and the regulations adopted and publications promulgated pursuant thereto, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

                           3.16.4.2 "HAZARDOUS SUBSTANCE" means any substance,
                  material or waste: (a) the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws; or (b) which is defined, characterized, identified, or listed as a hazardous waste, hazardous substance, toxic substance, infectious waste, solid waste, industrial waste, mixed (hazardous and radioactive) waste, pollutant, contaminant or similar term under any Environmental, Health and Safety Laws; or (c) which is toxic, explosive, corrosive, reactive, ignitable, flammable, infectious, radioactive, toxic, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority as a threat to human health or safety or the environment; or (d) the presence of which on the property causes or threatens to cause a nuisance upon the property or to adjacent property or poses or threatens to pose a hazard to the health or safety of persons on or about the property; or (e) the release of which on adjacent properties could constitute a trespass; or (f) which is asbestos or asbestos-containing materials; or (g) which is polychlorinated biphenyls; or (h) which contains petroleum or any petroleum-derived products or fractions thereof; or (i) which is dioxin; or (j) which may give rise to liability or is otherwise regulated under any Environmental, Health and Safety Laws.

         3.17 Intellectual Property.

                  3.17.1 For purposes of this sec. 3.17, the following terms shall have the following meanings:

                           3.17.1.1 "Marks" means names "Viral Antigens, Inc.
                  (unregistered)", "Autolex(R)", "BRU RAP (unregistered)", and all fictional business names, trading names, registered and unregistered trademarks, service marks and applications used in the business or owned, used or licensed by Viral;

                           3.17.1.2 "Patents" means the patents, patent
                  applications, and inventions and discoveries that may be patentable that are used in the business and are owned, used or licensed by Viral;

                           3.17.1.3 "Copyrights" means all copyrights in both
                  published works and unpublished works owned, used or licensed by Viral or any Viral Subsidiary;

                           3.17.1.4 "Trade Secrets" means all know-how, trade
                  secrets, confidential information, customer lists, internally derived or custom software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Viral or any Viral Subsidiary as licensee or licensor;

                           3.17.1.5 "Software" means the computer software and
                  all computer software code documentation commentaries, owned, licensed or used by Viral or any Viral Subsidiary in the conduct of the business; and

                           3.17.1.6 "Intellectual Property Assets" means
                  collectively the Marks, Patents, Copyrights, Trade Secrets and Software.

                  3.17.2 The Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by Viral, of all agreements relating to its Intellectual Property Assets to which Viral is a party or by which Viral is bound except for any license applied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,000 under which Viral is a licensee. There are no outstanding and, to Viral's Actual Knowledge, no threatened disputes or disagreements with respect to any such agreement.

                  3.17.3 The Disclosure Schedule contains a complete and accurate list and summary description of all Marks. Except as set forth in the Disclosure Schedule, all Marks that have been registered with the applicable Trademark Office are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. Except as set forth in the Disclosure Schedule, Viral has taken all necessary and desirable action in accordance with applicable law to maintain and protect each Mark. Except as set for in the Disclosure Schedule, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Viral's Actual Knowledge, no such action is threatened with respect to any of the Marks, nor is there any potentially interfering trademark or trademark application of any third party.

                  3.17.4 With respect to the Trade Secrets, taken as a whole, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Actual Knowledge or memory of any individual. Viral has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets.

                  3.17.5 Except as listed on the Disclosure Schedule, no action is pending or, to the Actual Knowledge of Viral, threatened with respect to Viral's ownership of, or potential infringements of or any other claims of any nature relating to or arising from its Intellectual Property Assets or the current products of Viral. None of Viral's Intellectual Property Assets, including current products manufactured by Viral, infringe, violate or constitute a misappropriation, or to the Actual Knowledge of Viral in the past infringed, violated or constituted a misappropriation, of any intellectual property rights of any other Person or entity. Neither Viral Stockholders nor Viral has received any complaint, claim or notice and to Viral's Actual Knowledge, there is no basis for any such complaint claim or notice. Viral has taken all reasonable measures to protect the proprietary nature and value of each of the Intellectual Property Assets, and to maintain in confidence all Trade Secrets that it owns or uses. No other Person or entity has any rights to any of the Intellectual Property Assets owned or used by Viral (except for licensors of Intellectual Property Assets to Viral), and to Viral's Actual Knowledge, no other Person or entity is infringing, violating or misappropriating any of the Intellectual Property Assets of Viral.

                  3.17.6 Except as set forth in the Disclosure Schedule, Viral does not own or operate any Software developed by it or proprietary to Viral, that was developed by any third party or entity for Viral.

                  3.17.7 The Software included in the Intellectual Property Assets performs in accordance with the documentation and other written materials used in connection with the Software. Viral has delivered to Meridian complete and correct copies of all user and technical documentation related to the Software.

         3.18 Products, Inventories and Operations.

                  3.18.1 Except as set forth in the Disclosure Schedule, Viral manufactures and has at all times manufactured the Products in compliance in all material respects with (i) all rules and regulations with respect to Good Manufacturing Practices as such may be determined by the Federal Food and Drug Administration ("FDA") ("GMP Requirements") and in compliance in all material respects with all representations made in any submissions to the FDA concerning or relating to the Products, including submissions to obtain marketing approval, and (ii) all relevant rules and regulations as promulgated by the United States Department of Agriculture ("USDA"). Viral has maintained its registration of its manufacturing facilities with FDA and USDA at all times.

                  3.18.2 Except as set forth in the Disclosure Schedule, the finished goods inventories, net of reserves for excess and obsolete inventories, of the Products at the closing are in good, usable and salable condition, free from any defect, whether latent or patent, and currently of a quality, strength and purity which is in conformity with applicable FDA and USDA regulations. Except as set forth in the Disclosure Schedule, no article in such inventories is adulterated or misbranded within the meaning of the

         Federal Food, Drug and Cosmetic Act nor is any finished article contained in such inventories an article which may not, under the provisions of Sections 404 or 505 of the said Act, be introduced into interstate commerce for the uses thereof previously made by Viral or in violation with any rules and regulations of the USDA. The inventories of finished goods of the Products are packaged for resale in customary packaging used for those products by Viral.

                  3.18.3 Except as set forth in the Disclosure Schedule, the manufacture, use and sale by Viral of the Products are in accordance in all material respects with the provisions of the applicable authorizations, comply in all material respects with all applicable laws and regulations and do not interfere with the rights of any Person to know-how or to any property right the existence of which would materially adversely affect the value of the Products.

                  3.18.4 Except as set forth in the Disclosure Schedule, since January 1, 1995, Viral has not failed to file any report, data, or other information with respect to the Products, the materials or the operation of Viral's plants where the Products are manufactured that is required to be filed with the FDA, USDA, or any other federal, state or local government agency or other governmental agency, which failure to file would materially adversely affect the Products, the materials or the operations of Viral's plants where the Products are manufactured. Except as disclosed in the Disclosure Schedule, Viral is in all material respects in compliance with current federal, state, state agency and local government and other governmental reporting requirements, if any, relating to the Products, the materials and the plant operation where the Products are manufactured.

                  3.18.5 All information concerning the Products, the materials and the operation of Viral's plants where the Products are manufactured, including published and unpublished data, relating to the safety and efficacy of the Products, coming to the attention of Viral within four years prior to the Closing Date not already listed on other Disclosure Schedules will be promptly disclosed to Meridian prior to Closing. Viral Stockholders will transmit to Meridian any adverse reaction, adverse experience or quality complaints pertaining to the Products coming to Viral Stockholders' attention after the Closing Date addressed to Meridian at the address set forth hereafter.

         3.19 Formulae, Etc., for Products

                  3.19.1 The Disclosure Schedule contains a true and correct list of the Products currently in inventory, currently being manufactured and products or technology related to the Products.

                  3.19.2 Except as set forth in the Disclosure Schedule with respect to the Products currently being manufactured, Viral has a sufficient combination of manufacturing and testing instructions, formulae and other documentation. Viral shall preserve all such manufacturing instructions, formulae and other documentation and all available information concerning the Products under development and shall disclose to Meridian all manufacturing processes and Trade Secrets possessed by Viral relating to the Products.

         3.20 Expiration Dates.

         Except as set forth in the Disclosure Schedule, all of the Products bear an expiration date suitable for sale of the Products in the normal course which is based upon Viral's available data, a copy of which has been provided to Meridian.

         3.21 Subsidiaries and Other Capital Stock.

         Each of Viral's Subsidiaries is listed in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, Viral owns of record and beneficially all issued and outstanding shares of capital stock and other securities of each of the Subsidiaries. All of such shares of capital stock are duly authorized, validly issued fully-paid and non-assessable shares of capital stock. No Subsidiary has outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock.

         3.22 Real Property.

         The Disclosure Schedule sets forth a description of all real property of Viral owned, leased or subject to a purchase contract or lease commitment, detailing which properties are owned and which are leased, with a brief description of all buildings and structures thereon (sometimes collectively, the "Real Property"). A copy of any such deed, purchase contract or lease (with amendments) is attached to the Disclosure Schedule. With respect to the Real Property that is owned by Viral and identified on the Disclosure Schedule, title to such Real Property is, and at the Effective Time shall be, except to the extent identified in the Disclosure Schedule, good and marketable, fee simple, free and clear of all liens, encumbrances, adverse claims and other matters affecting Viral's title to or possession of such Real Property, including, but not limited to, all encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, excepting only (i) liens for real estate taxes not yet due and payable and (ii) such easements, restrictions and covenants presently of record which will not, in Meridian's sole judgment (which judgment will be exercised prior to closing to the extent such easements, restrictions and covenants have been disclosed in the Disclosure Schedule), interfere with or impair Meridian's intended use of any of the Real Property or reduce the value of any of the Real Property, which easements, restrictions and covenants are listed on the Disclosure Schedule in a manner so that the Real Property to which they relate is readily identifiable (collectively, the "Permitted Encumbrances"). At closing, title to the Real Property owned by Viral shall be insurable by Meridian by a title insurance company reasonably satisfactory to Meridian, at such company's regular rates pursuant to an ALTA 1987 owner's form of policy, free of all exceptions except the aforesaid easements, restrictions and covenants to the extent not objectionable to Meridian. Copies of any existing title insurance policies shall be delivered to Meridian upon execution of this Agreement. Except as set forth in the Disclosure Schedule, all real estate and the buildings located thereon are in compliance in all material respects with applicable zoning laws and regulations. All buildings and structures owned or leased by Viral, and the mechanical components (including HVAC systems), roofs, fixtures and equipment located therein or thereon, are now, and at the Closing Date will be, in good operating condition and repair, subject only to normal maintenance and repair, fit for the uses for which they are intended, and no material repairs will need to be made as of the Closing Date to continue the use of such buildings and structures as presently used.

         3.23 Equipment.

         Viral shall deliver to Meridian prior to closing a computer generated asset register which will list all material items of machinery, equipment and similar property, including vehicles, owned by Viral on the Closing Date. All such machinery, equipment and similar property, including vehicles, shall be in good working order on the Closing Date. All equipment owned by Viral and placed with customers has been validated for the specific Viral tests that run on that equipment.

         3.24 Contracts and Agreements.

         The Disclosure Schedule sets forth a description of all contracts and agreements, whether written or oral, and all amendments thereto or modifications thereof to which Viral is a party or by which it is bound, which involve future payments by or to Viral of $25,000 or more, other than contracts which are terminable by Viral upon thirty (30) days or less notice without cost or expense to Viral, and all notes, mortgages, pledges, deeds of trust, security, loan or credit agreements and similar instruments or arrangements to which Viral is a party or by which it is bound and all amendments or modifications thereof (collectively, the "Contracts"), together in each case with copies of all such agreements, contracts and other instruments as Meridian may reasonably request. Except as set forth in the Disclosure Schedule:

                  3.24.1 Each Contract is a valid and binding agreement of Viral and, to the best of Viral's Actual Knowledge, is a valid and binding agreement of the other parties thereto;

                  3.24.2 Viral has fulfilled all obligations required pursuant to each Contract to have been performed by Viral on its part prior to the date hereof, and Viral has no reason to believe that it will not be able to fulfill, when due, all of Viral's obligations under the Contracts that remain to be performed after the date hereof; and,

                  3.24.3 There has not occurred any default under any Contract on the part of Viral; Viral does not have any Actual Knowledge that any default under any Contract on the part of the other parties thereto has occurred; and Viral does not have any Actual Knowledge that any event has occurred which with the giving of notice or the lapse of time, or both, would constitute any default under any of the Contracts.

         3.25 Accounts Receivable.

         All accounts receivable of Viral that are reflected in the 1999 Financial Statements or that have arisen after October 31, 1999 in the conduct of Viral's business are valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth on the Disclosure Schedule, there is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any contract or arrangement with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

         3.26 Licenses and Permits.

         The Disclosure Schedule sets forth a list of, and Viral is in possession of, all licenses and/or permits or other approval for the development and marketing of products pursuant to such licenses and permits of Viral, other than any permit, the absence of which does not have a Viral Material Adverse Effect. Each such Permit is valid and in full force and effect and all renewals for which have been timely applied for. Except as set forth in the Disclosure Schedule, Viral is in compliance in all material respects with all conditions or requirements imposed by or in connection with the Permits and with respect to the conduct of its business. Viral has received no notice of and there is not, to the Actual Knowledge of Viral, any reason to believe that any authority intends to cancel, terminate or modify any of the permits or adopt or modify rules and regulations which would adversely affect the permits.

         3.27 Taxes and Tax Returns.

         Viral will, between the date hereof and the Closing Date, and through the date of this Agreement has, duly and timely filed all federal, state and local (United States and all foreign jurisdictions) tax returns required to be filed by it (unless a valid extension therefore has been granted), and all such returns are, or will be when filed, true, complete and correct in all material respects. Viral has, or will have prior to the Closing Date, duly and timely paid or made adequate provision for the payment of all taxes, assessments and other governmental charges which have been incurred as set forth in the aforementioned tax returns or are otherwise due and payable with respect to periods ending on or prior to the Closing Date. All sales taxes required through the date of this Agreement to be collected and remitted by Viral have been properly collected and remitted. All sales taxes will continue to be properly collected and remitted to the extent required, up to and through the Closing Date. All necessary sales tax exemption certificates have been obtained by Viral and all such certificates have been properly completed and maintained. No tax return, except as set forth in the Disclosure Schedule, filed by Viral is under audit or examination by any taxing authority and there are no applications or agreements for the extension of the time for the filing of any tax return or for the assessment of any amounts of tax nor any consent to an extension of the period of limitations applicable to such assessment or to the collection of any tax. No issues have been raised in connection with any prior or pending inquiry into, or audit of, any tax filings of Viral which may be expected to be raised in the future by such taxing authorities and no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which, individually or in the aggregate, are material with respect to the periods which have not been examined by the taxing authority of the relevant jurisdiction. Viral has made available to Meridian true and complete copies of all federal, state and local (United States and foreign) income tax returns which it has filed for each of the past three years as set forth in the Disclosure Schedule together with copies of all schedules, work papers, elections, tax depreciation schedules and other documents which were used in the preparation of each such tax return. There are no liens for taxes upon the assets of Viral except for liens for taxes not yet due. As used in this sec. 3.27, "taxes" mean all net income, gross income, gross receipts, value added, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Viral with respect to all periods or portions thereof ending on or before the Effective Time and/or any liability of Viral for the payment of any amounts of the type described in the immediately preceding clause as a result of being a member of an affiliated or combined group.

         3.28 Transactions With Affiliates.

         Except as set forth in the Disclosure Schedule and except for compensation or other customary employee benefits provided in the Ordinary Course of Business, since October 31, 1999, Viral has not entered into, or been a party to, any transaction with a value in excess of $5,000 which provided for payment to or from, or the transfer of, any property of Viral to or from any Viral Stockholders, any director, officer or other employee of Viral, to any member of the family of any such Person or to any corporation, partnership, trust or other entity in which any such Person has an ownership interest or is an officer, director, partner or trustee.

         3.29 Compliance with Applicable Law.

         Except as set forth in the Disclosure Schedule, Viral is conducting and has conducted its business so as to comply, in all material respects with all applicable laws, ordinances, regulations, decrees and orders, of any governmental entity, including without limitation compliance with the National Labor Relations Act, as amended, the Welfare and Pension Plans Disclosure Act, the Fair Labor Standards Act and Equal Pay Act, Title 7 of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, Environmental, Health and Safety Laws, and any other law, ordinance, regulation, decree or order, except, in each case, for any failure to comply which is not reasonably likely to have a material adverse effect on the financial condition, business, properties, reputation, results of operations or prospects of Viral, Meridian and the Transitory Subsidiary.

         3.30 General Disclosure Matters.

         No representation or warranty by Viral or the Viral Stockholders contained in this Agreement, the Disclosure Schedule attached hereto or in any statement or certification furnished or to be furnished to Meridian pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4. Representations and Warranties of Meridian and the Transitory Subsidiary.

         Each of Meridian and the Transitory Subsidiary represents and warrants to Viral and the Viral Stockholders that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section.

         4.1 Organization.

         Meridian and the Transitory Subsidiary are corporations each duly organized, validly existing, and in good standing under the laws of Ohio and Tennessee, respectively. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Meridian has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         4.2 Authorization of Transaction.

         Each of Meridian and the Transitory Subsidiary has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Meridian and the Transitory Subsidiary and the consummation by Meridian and the Transitory Subsidiary of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Meridian and the Transitory Subsidiary and no other corporate proceedings on the part of Meridian and the Transitory Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated. No filings with the Antitrust Division of the Department of Justice or the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended are required. No vote of Meridian's stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Meridian and the Transitory Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of Viral and the Viral Stockholders, constitutes a valid and binding obligation of each of Meridian and the Transitory Subsidiary enforceable against Meridian and the Transitory Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         4.3 Noncontravention.

         Except for the filing of Articles of Merger with the Tennessee Secretary of State, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Meridian or the Transitory Subsidiary is subject or any provision of the Articles of Incorporation or Bylaws of either Meridian or the Transitory Subsidiary or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either Meridian or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         4.4 Brokers' Fees.

         Neither Meridian nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any of Viral, the Viral Stockholders or their Subsidiaries could become liable or obligated.

         4.5 Litigation.

         As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Meridian and the Transitory Subsidiary, threatened against Meridian or any of its Subsidiaries that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither Meridian nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

         4.6 Available Funds.

         Meridian has the funds presently available to it sufficient to pay the Merger consideration and to fulfill and satisfy its other obligations to the Viral Stockholders under this Agreement.

         5. Representations and Warranties of the Viral Stockholders.

         The Viral Stockholders represent and warrant to Viral and Meridian that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section.

         5.1 Authorization of Transaction.

         Each of the Viral Stockholders has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by each of the Viral Stockholders and, assuming this Agreement constitutes a valid and binding obligation of Viral and Meridian, constitutes a valid and binding obligation of each of the Viral Stockholders enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

         5.2 Brokers' Fees.

         None of the Viral Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any of Viral and its Subsidiaries could become liable or obligated, except for the provisions of sec. 3.8 or the Disclosure Schedule.

         5.3 Transactions with Viral.

         The Disclosure Schedule sets forth all material business arrangements or relationships that any of the Viral Stockholders or any of their Affiliates have had with Viral or any of its Subsidiaries since October 31, 1999. Except as set forth in the Disclosure Schedule, none of the Viral Stockholders nor any of their Affiliates owns any asset used in the business of Viral and its Subsidiaries.

         6. Covenants.

         The Parties agree as follows with respect to the period from and after July 31, 2000 and through the Effective Time.

         6.1 General.

         Each Party will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including satisfaction, but not waiver, of the closing conditions set forth in sec. 8.

         6.2 Notices and Consents.

         Viral will give any notices, and will cause each of its Subsidiaries to give any notices, to third parties and will use its reasonable best efforts to obtain, and will cause each of its Subsidiaries to use its reasonable best efforts to obtain, any third party consents, that Meridian reasonably may request in connection with the matters referred to in sec. 3.4.

         6.3 Regulatory Matters and Approvals.

         Each of the Parties will, and Viral will cause each of its Subsidiaries to, give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in secs. 3.4 and 4.3.

         6.4 Operation of Business.

         Viral will, and will cause its Subsidiaries to, engage only in practices, and only take actions, or enter into transactions in the Ordinary Course of Business. In addition, during the period from the date of this Agreement through the Effective Time, Viral will not and will not cause or permit any of its Subsidiaries to do any of the following without, in each instance, the prior written consent of Meridian, which consent shall not be withheld unreasonably:

                  6.4.1 none of Viral and its Subsidiaries will authorize or effect any change in its Charter or Bylaws;

                  6.4.2 none of Viral and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock except upon the exercise of options, warrants, and other rights currently outstanding;

                  6.4.3 none of Viral and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock, whether in cash or in kind, or redeem, repurchase, or otherwise acquire any of its capital stock;

                  6.4.4 none of Viral and its Subsidiaries will issue any note, bond, or other debt security or, other than in the Ordinary Course of Business, create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

                  6.4.5 none of Viral and its Subsidiaries will impose or permit or cause to be imposed any Security Interest upon any of its assets outside the Ordinary Course of Business;

                  6.4.6 other than purchases of inventory in the Ordinary Course of Business, none of Viral and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person in amounts exceeding $5,000 in any one or related group of transactions;

                  6.4.7 none of Viral and its Subsidiaries will make any change in employment terms, policies or practices for any of its directors or officers or make any change in employment terms, policies or practices for its non-officer employees outside the Ordinary Course of Business; and

                  6.4.8 none of Viral and its Subsidiaries will commit to do any of the foregoing.

         6.5 Continuance of Operations.

         Viral will, and will cause each of its Subsidiaries to, use its reasonable efforts to keep its business and property substantially intact, including its present operations, its physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees and operate so as to maintain the levels of finished and raw goods inventory and sales activity consistent with its practices during the preceding twelve months.

         6.6 Due Diligence.

         The Viral Stockholders and Viral will each, and will cause Viral's Subsidiaries to, permit representatives of Meridian to have reasonable access at reasonable times upon reasonable notice to all premises, properties, personnel, books, records including tax records, contracts, and documents of or pertaining to each of Viral and its Subsidiaries. Such parties will also furnish Meridian and its representatives with copies of all such information and data concerning the affairs of Viral as Meridian reasonably may request for the purpose of verifying the representations and warranties made herein and further investigating the business and affairs of Viral. In furtherance therefore, Viral will permit Meridian, in a manner approved by Viral, to make contact with all members of management of Viral and its Subsidiaries, with their customers and with such other Persons with which Viral has been conducting business. The performance of this due diligence on the part of Meridian or the acquisition of information by Meridian shall not relieve Viral or the Viral Stockholders from any representation, warranty or covenant made by either of them in this Agreement. The Viral Stockholders or Viral will provide Meridian with the appropriate occupancy upon commercially reasonable terms in the facilities of Viral until the closing. All information obtained by Meridian or the Transitory Subsidiary pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement dated October 5, 1999 between Viral and Meridian (the "Confidentiality Agreement"). Each of Viral, Meridian and the Transitory Subsidiary hereby expressly affirms the terms of, and acknowledges that it is bound by, such Confidentiality Agreement and agrees and acknowledges that such terms and the Confidentiality Agreement shall survive the termination of this Agreement.

         6.7 Notice of Developments.

         Each Party will give prompt written notice to the others of any material adverse development causing or that may cause a breach of any of its own representations and warranties. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless the Party closes the transaction after receipt of such written disclosure.

         6.8 Exclusivity.

         None of the Viral Stockholders and Viral will or will cause or permit any of its employees or agents to solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to a tender or exchange offer, a merger, consolidation or other business combination involving Viral or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or substantial portion of the assets of, Viral or any of its Subsidiaries.

         6.9 Closing Balance Sheet.

         As of the Effective Date of the Merger, Viral will prepare a closing balance sheet as of the Closing Date in accordance with GAAP, applied on a consistent basis, which will be audited, at Meridian's expense, by Arthur Andersen LLP in accordance with generally accepted auditing standards.

         7. Indemnification; Transition.

         7.1 Indemnification for Shareholder Actions.

         The Viral Stockholders will indemnify and hold harmless Meridian and Viral, and their officers, directors, employees, agents and Subsidiaries from and against any and all claims and demands brought with respect to the matters contemplated by this Agreement, including, without limitation, matters occurring prior to the closing (excluding Meridian's closing expenses) other than amounts paid by Meridian or Viral to dissenting Viral Stockholders and expenses incurred in related appraisal proceedings. Meridian will indemnify and hold harmless the Viral Stockholders and Viral, and their officers, directors, employees, agents and Subsidiaries from and against any and all claims and demands brought by Meridian shareholders against any of them with respect to the matters contemplated by this Agreement.

                  7.1.1 Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding threatened or initiated with respect to which a claim for indemnification is to be made pursuant to this Section, the indemnified party will give written notice to the indemnitor of the commencement of such action; provided the failure to give notice shall not relieve the indemnitor of its obligations hereunder except to the extent that the indemnitor is actually prejudiced by such failure to give notice. Unless in the indemnified party's reasonable judgment a conflict of interest between the Persons indemnified and the indemnitor may exist in respect of the claim, the indemnitor shall be entitled to participate and to assume the defense of such claim, jointly with any other such claim to the extent that it may desire with counsel reasonably satisfactory to the indemnified party as the case may be. After notice from the indemnitor of its election to assume the defense thereof, the indemnitor will not be liable to the Persons indemnified for any legal or other expenses subsequently incurred by them in connection with the defense thereof. The indemnitor will not consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term given by the claimant or plaintiff to the Persons indemnified, a release from all liability with respect to such claim or litigation. The indemnitor shall not be liable for any settlement of any such claim or action effected without its written consent.

                  7.1.2 If the matters giving rise to indemnification stated above become subject to a final judgment of a court of competent jurisdiction which allocates the relative liability for payment of any such claims or demands to the Viral Stockholders, Viral or Meridian, the liability that would otherwise be that of an indemnitor shall instead be allocated among the Viral Stockholders, Viral or Meridian. The allocation will be in such proportions as is appropriate to reflect the relative fault of the particular parties in connection with the statements or omissions or actions or inactions which resulted in such claims or damages of third parties, as determined in such final judgment.

         7.2 Indemnification by the Viral Stockholders.

         The Viral Stockholders, jointly and severally, shall indemnify Meridian with respect to and hold Meridian harmless from any liability, cost or expense which Viral or Meridian may directly or indirectly incur or suffer by reason of, or which results from, arises out of or is based upon: (i) the inaccuracy of any representation or warranty or failure to comply with any covenant made by the Viral Stockholders or Viral herein; or (ii) any claim by any Person relating to the execution or delivery of this Agreement by Viral or the Viral Stockholders or the consummation of the transactions contemplated hereby which is based on fraud or non-disclosure of material information. To the extent, and only to the extent, that indemnification obligations under this Section 7.2 arise out of or are based upon the inaccuracy of any representation or warranty qualified by the Actual Knowledge of Viral and/or the Viral Stockholders, such indemnification obligations shall be applicable only to matters relating to the Actual Knowledge of Viral and/or the Viral Stockholders.

                  7.2.1 No claim for indemnification pursuant to sec. 7.2 may be made until the aggregate of all such claims exceeds $50,000. While the indemnification liability for the Viral Stockholders shall be joint and several, none of the Viral Stockholders in his or her respective individual capacity shall incur indemnification liability greater than the amount of payment to which each of the respective Viral Stockholders is entitled under sec. 2 herein pursuant to the aggregate of the Cash Consideration and the Earnout Consideration. The amount of any recovery by Meridian pursuant to this Section shall be reduced by reductions in the amounts owed the Viral Stockholders by Viral determined in accordance with sec. 2.4.4 and 2.5.

                  7.2.2 Meridian shall notify the Viral Stockholders of any such liability specifying the nature of the liability and the amount or the estimated amount thereof to the extent then feasible to estimate but an estimate shall not be conclusive of the final amount of any such liability. The Viral Stockholders shall have 10 days from receipt of such notice to notify Meridian whether or not the Viral Stockholders dispute their obligation to indemnify Meridian with respect to such liability. If such notice is not given by the Viral Stockholders, the Viral Stockholders shall pay the amount claimed promptly. Upon the payment in full of any indemnity obligation, the Viral Stockholders shall be subrogated to any rights of Meridian, by it against any Person with respect to the liability or impairment of which the indemnity obligation is based.

                  7.2.3 Nothing shall prevent Meridian from making a claim with respect to a potential or contingent liability or impairment except with respect to claims for which Viral has set forth specifically the monetary risks and magnitude in the Disclosures Schedules provided Meridian's notice sets forth a specific basis for any such potential or contingent liability or impairment and the estimated amount thereto the extent then feasible and Meridian has reasonable grounds to believe that such a liability or impairment will be incurred or suffered.

                  7.2.4 Meridian and the Viral Stockholders shall attempt in good faith to resolve any dispute between them with respect to the matters covered by this Section promptly by negotiations between executives that have the authority to settle the dispute. Either party may give the other written notice of any dispute not resolved in the normal course. Within 10 business days following delivery of any such notice, executives of both parties shall meet at a mutually acceptable time and place thereafter for as long as they deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 20 business days following delivery of such notice or if the parties fail to meet within 10 business days, either party may initiate mediation of the dispute. Mediation shall take place under the then current model procedure for mediation of business disputes at the American Arbitration Association. A neutral third party will be selected from the Association's panel. The place of mediation shall be Cincinnati, Ohio.

                  Any dispute not resolved by mediation within 45 days after the initiation shall be settled by arbitration conducted expeditiously in accordance with the rules for arbitration of business disputes conducted by the American Arbitration Association by a sole arbitrator. If one party has requested to the other to participate in the procedures outlined above and the other has failed, the other may initiate arbitration before expiration of the 45 day period. Arbitration shall be governed by the United States Arbitration Act and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

         7.3 Guarantees by Meridian.

         Meridian guarantees the payment of the following Viral debt instruments:

                  7.3.1 Revolving line of credit with AmSouth Bank - $480,000 outstanding on September 7, 2000;


                  7.3.2 Construction loan - $1,210,020.11 outstanding on September 7, 2000;


                  7.3.3 Equipment loan - $205,830.32 outstanding on September 7, 2000.


         7.4 Transition.

         Neither the Viral Stockholders nor Viral will take any action to discourage any lessor, licensor, customer, supplier, or other business associate of any of Viral and its Subsidiaries from maintaining the same business relationships with Viral and its Subsidiaries after the Closing Date as it maintained with them prior to the Closing Date. The Viral Stockholders will refer all customer inquiries relating to the businesses of Viral and its Subsidiaries to Meridian from and after the Closing Date. The Viral Stockholders will perform in all material respects all agreements now in force between it and Viral or any of its Subsidiaries until and after the Closing Date in accordance with the terms of any such agreements.

         7.5 Confidentiality.

         Until closing, Meridian will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Viral or destroy, at the request of Viral, all tangible embodiments of the Confidential Information which are in its possession. If Meridian is requested or required to disclose any Confidential Information, Meridian will notify Viral promptly at the request or requirement so that Viral may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Meridian is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Meridian may disclose the Confidential Information; provided, however, that Meridian shall use its reasonable efforts to obtain, at the reasonable request of Viral, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Viral shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         7.6 Voting of Shares.

         The Viral Stockholders have voted all of the Viral Shares owned by them in favor of the Merger.

         8. Conditions to Obligations to Close.

         8.1 Conditions to Each Party's Obligation to Effect the Merger.

         The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions:

                  8.1.1 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

                  8.1.2 There shall not have been instituted or be pending, or threatened, any suit, action, proceeding, legislation or rule making by any Person or entity which, if such Person or entity were to prevail, and no circumstance shall exist or be threatened, which would reasonably be expected to prevent the consummation of the Merger or have a material adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of Viral or Meridian and each of their respective Subsidiaries, taken as a whole.

         8.2 Conditions to Obligation of Meridian and the Transitory Subsidiary.

         The obligation of each of Meridian and the Transitory Subsidiary to consummate the Merger is subject to satisfaction of the following conditions:

                  8.2.1 Viral and its Subsidiaries shall have procured all of the third party consents specified on the date of this Agreement pursuant to sec. 6.2;

                  8.2.2 The representations and warranties set forth in secs. 3 and 5 shall be true and correct in all material respects at and as of the Closing Date other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date;

                  8.2.3 Viral and the Viral Stockholders shall each have performed and complied with all of its covenants hereunder required to be performed or complied with on or prior to the Closing Date in all material respects.

                  8.2.4 Since the date of this Agreement, there shall not have been or occurred any material adverse change in the business, financial condition, results of operations or prospects [for the manufacture and sale of Products and products in development] of Viral and its Subsidiaries, taken as a whole, other than changes relating to Viral's industry or the economy in general and not specifically related to Viral and its Subsidiaries;

                  8.2.5 Viral shall have delivered to Meridian a certificate to the effect that each of the conditions specified in secs. 8.2.1-8.2.4 is satisfied in all respects;

                  8.2.6 Meridian shall have received from counsel to Viral and the Viral Stockholders opinions in form and substance substantially as set forth in EXHIBIT C attached hereto, addressed to Meridian and the Transitory Subsidiary, and dated as of the Closing Date;

                  8.2.7 All outstanding options to purchase Viral Shares shall have been canceled on terms satisfactory to Meridian;

                  8.2.8 Viral and the Viral Stockholders shall have furnished to Meridian and the Transitory Subsidiary such other customary documents, certificates or instruments as Meridian may reasonably request evidencing compliance by Viral with the terms of this Agreement;

                  8.2.9 Meridian shall have entered into employment agreements with Preston H. Dorsett and Robert F. Naegele providing for their employment for a term of at six (6) years after the closing, containing confidentiality and two (2) year noncompetition provisions following termination of employment and otherwise on terms reasonably satisfactory to Meridian. Viral shall have entered into a consulting agreement with Ronald W. Kim providing for a term of at least three (3) years of consultation after the closing, containing confidentiality and two (2) year noncompetition provisions following termination of the consulting relationship and otherwise on terms reasonably satisfactory to Meridian;

                  8.2.10 The Viral Stockholders shall have each executed and delivered the Earnout Agreement; and

                  8.2.11 The due diligence of Meridian contemplated in sec. 6.6 shall have been completed to the reasonable satisfaction of Meridian as to the assets, liabilities, business, operations, prospects and financial condition of Viral.

                  Meridian may waive any condition specified in writing so stating at or prior to the Closing.

         8.3 Conditions to Obligation of Viral and The Viral Stockholders.

         The obligations of Viral and The Viral Stockholders to consummate the Merger are subject to satisfaction of the following conditions:

                  8.3.1 The representations and warranties set forth in sec. 4 shall be true and correct in all material respects, at and as of the Closing Date other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date;

                  8.3.2 Each of Meridian and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder required to be performed or complied with on or prior to the Closing Date in all material respects through the closing;

                  8.3.3 Each of Meridian and the Transitory Subsidiary shall have delivered to Viral and the Viral Stockholders a certificate to the effect that each of the conditions specified in sec. 8.3 is satisfied in all respects;

                  8.3.4 Viral and the Viral Stockholders shall have received from counsel to Meridian and the Transitory Subsidiary an opinion in form and substance substantially as set forth in EXHIBIT D attached hereto, addressed to each of them;

                  8.3.5 Meridian and the Transitory Subsidiary shall have furnished to Viral and the Viral Stockholders such other customary documents, certificates or instruments as

         Viral may reasonably request evidencing compliance by Meridian and the Transitory Subsidiary with the terms of this Agreement; and

                  8.3.6 Meridian shall have executed and delivered the Earnout Agreement.

                  Viral and the Viral Stockholders may waive any condition specified in a writing so stating at or prior to the closing.

         9. Termination.

         9.1 Termination of Agreement.

         This Agreement may be terminated at any time prior to the Effective Time by:

                  9.1.1 The Parties by mutual written consent;

                  9.1.2 Meridian and the Transitory Subsidiary by giving written notice to Viral and the Viral Stockholders if the conditions set forth in secs. 8.1 or 8.2.11 have not been met or if the Viral Stockholders or Viral has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Meridian or the Transitory Subsidiary has notified the Viral Stockholders or Viral of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or if the closing shall not have occurred on or before September ____, 2000, unless the failure to close results from Meridian's failure to satisfy conditions set forth in secs. 8.2.2 and 8.2.3;

                  9.1.3 Viral by giving written notice to Meridian and the Transitory Subsidiary if Meridian or the Transitory Subsidiary has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Viral has notified Meridian and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or if the closing shall not have occurred on or before September ____, 2000, unless the failure to close results from the failure of Viral or the Viral Stockholders to satisfy the conditions set forth in secs. 8.3.1 and 8.3.2;

         9.2 Effect of Termination.

         If any Party terminates this Agreement pursuant to sec. 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for any liability of any Party then in breach or as set forth in sec. 9.1; provided, however, that secs. 3.8, 4.4 and 5.2, the confidentiality provisions contained in sec. 6.6, this sec. 9.2 and sec. 10 shall survive any such termination.

         10. Miscellaneous.

         10.1 Survival.

         The representations, warranties and covenants of the Parties will survive the closing of the Merger for a period of two years after the Closing Date except that the period of survival shall be seven years after the Closing Date for matters contemplated by sec. 3.16 - "Environment, Health and Safety", four years after the Closing Date for matters contemplated by sec. 3.18 - "Products, Inventories and Operations" and for as long as any applicable statutes of limitations apply for matters contemplated by sec. 3.27 - "Taxes and Tax Returns".

         10.2 Press Releases and Public Announcements.

         No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or by any listing or trading agreement concerning its publicly-traded securities in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure.

         10.3 No Third Party Beneficiaries.

         This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in sec. 2 concerning payment of the Merger consideration are intended for the benefit of, and shall be enforceable by the Viral Stockholders, their heirs and their respective legal representatives.

         10.4 Entire Agreement.

         This Agreement including the Exhibits and Schedules identified herein and the other documents referred to herein, constitutes the entire agreement among the parties and supersedes any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.5 Successors and Assignment.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Meridian may assign its rights hereunder to an affiliated entity without the prior written consent of Viral and the Viral Stockholders provided Meridian executes a written guarantee of the obligations of any such assignee in a form reasonably acceptable to Viral and the Viral Stockholders. The assignment rights in the Earnout Agreement shall be governed by the Earnout Agreement.

         10.6 Counterparts.

         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.7 Headings.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.8 Notices.

         All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be addressed to the intended recipient as set forth:

                  If to Viral:              VIRAL ANTIGENS, INC.
                                            5171 Wilfong Road
                                            Memphis, Tennessee 38134-5611
                                            Attention:  Preston H. Dorsett
                                            Fax: 910-382-0027

                  If to Meridian            MERIDIAN DIAGNOSTICS, INC.
                  or the Transitory         3471 River Hills Drive
                  Subsidiary:               Cincinnati, Ohio  45244
                                            Attention:  Mr. John A. Kraeutler
                                            Fax:  513-271-3762

                  With a required:          KEATING, MUETHING & KLEKAMP, PLL
                  copy (which shall         1400 Provident Tower
                  not constitute            One East Fourth Street
                  notice) to:               Cincinnati, Ohio  45202
                                            Attention:  Gary P. Kreider, Esq.
                                            Fax:  513-579-6956

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above by any commercially reasonable means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner provided herein.

         10.9 Governing Law.

         This Agreement shall be governed by and construed in accordance with the internal substantive laws of Ohio without giving effect to any choice or conflict of law provision or rule, whether of Ohio or any other jurisdiction, that would cause or result in the application of the laws of any jurisdiction other than Ohio. The Earnout Agreement shall be governed by the laws as provided for therein.

         10.10 Amendments and Waivers.

         The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; provided, however, that any amendment effected after obtaining the approval of Viral Stockholders will be subject to the restrictions contained in the Tennessee Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless it is in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.11 Severability.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.12 Expenses.

         Each of the Parties will bear its own costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby.

         10.13 Construction.

         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         10.14 Incorporation of Exhibits and Schedules.

         The Exhibits and Schedules identified in this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

         10.15 Specific Enforcement.

         The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent material breaches of this Agreement and in lieu of and as an alternative to any and all monetary damages, the parties shall be entitled to a court order to enforce specifically, by means of a mandatory injunction or otherwise, the terms and provisions of this Agreement. Without limiting the generality of the foregoing, the parties agree that Viral is a unique asset and that Meridian would be irreparably injured in a manner not adequately compensated by money damages if Viral and the Viral Stockholders refused to consummate the Merger without legal justification under this Agreement and Viral and the Viral Stockholders would be irreparably injured in a manner not adequately compensated if Meridian refused to consummate the Merger without legal justification under this Agreement. The parties hereto hereby waive to the maximum extent permitted by applicable law all legal and equitable defenses to a motion or other proceeding by Viral and the Viral Stockholders or Meridian, as the case may be, for specific performance of the Merger and the other transactions contemplated by this Agreement as a remedy in the event that one or more of Meridian or Viral or the Viral Stockholders, as the case may be, refuses to consummate the Merger without legal justification under this Agreement.

         10.16 Jurisdiction.

         Any lawsuit to enforce or interpret this Agreement (including an action for specific performance under sec. 10.15) shall be brought and maintained only in the Court of Common Pleas of Hamilton County, Ohio or the U.S. District Court for the Southern District of Ohio at Cincinnati. The Parties hereby irrevocably consent to the exclusive jurisdiction of such courts over any such lawsuits and agree that they shall not object to the venue of any such lawsuit in such courts on forum non conveniens or any other ground. Jurisdiction matters relating to the Earnout Agreement shall be governed by the Earnout Agreement.

         (Remainder of page intentionally blank; signature page follows)

         IN WITNESS WHEREOF, the Parties hereto have executed this Merger Agreement on September 13, 2000

                                    VIRAL ANTIGENS, INC.


                                    By: /s/ Preston H. Dorsett
                                      ----------------------------------
                                       Name:  Preston H. Dorsett
                                       Title: President

                                     /s/ Ronald W. Kim
                                    ------------------------------------
                                    RONALD W. KIM

                                     /s/ Karen C. Dorsett
                                    ------------------------------------
                                    KAREN C. DORSETT

                                    /s/ Preston H. Dorsett
                                    ------------------------------------
                                    PRESTON H. DORSETT

                                    /s/ Robert F. Naegele
                                    ------------------------------------
                                    ROBERT F. NAEGELE


                                    MERIDIAN DIAGNOSTICS, INC.


                                    By: /s/ William J. Motto
                                       ------------------------------------
                                       Name:   William J. Motto
                                       Title:  Chairman and Chief Executive
                                               Officer

                                    MERIDIAN ACQUISITION COMPANY


                                    By: /s/ John A. Kraeutler
                                       ---------------------------------
                                       Name:  John A. Kraeutler
                                       Title: President